Exhibit 4.25

Contract No:

Fixed Asset Loan Agreement

(2012 Version)

Special Note:

This Agreement is made between the Borrower and the Lender in accordance with the law on equal and voluntary basis.  All the terms of this Agreement reflect the true intentions of both parties.  To protect the legal rights of the Borrower, the Lender hereby draws the Borrower’s special attention to all the terms and conditions of this Agreement in relation to each Party’s rights and obligations, particularly those printed in bold type.

Lender:	Jinsha Sub-branch of Industrial and Commercial Bank of China Ltd.
Peron-in-charge:	Huang Xiu Quan
Contact Person:	Yang Qian Li
Domicile (address):	70 Zhong Hua Road, Cheng Quan Town, Jinsha County
Postal Code:	551800
Telephone:	0857-7252320
Fax:	7221519
Email:	1294016581

Borrower:	Guizhou Dayun Mining Co. Ltd.
Legal Representative:	Jia Zhi Gang
Contact Person:	Wu Bo Wen
Domicile (address):	97 Chang An Street, Cheng Quan Town, Jinsha County
Postal Code:	_____________
Telephone:	15085949167
Fax:	_____________
Email:	_____________

The Borrower and the Lender, through equal negotiations, reach an agreement on the Lender providing a loan for the Borrower and hereby enter into this Agreement.

Section 1

Basic Provisions

Article 1

Purpose of the Loan

The Loan under this Agreement is intended for the following purpose: project construction of Dayun Coal Mine.

Without the written approval of the Lender, the Borrower shall not alter the purpose of the Loan.  The Lender shall have the right to monitor the use of the Loan.

Article 2

Amount and Term of the Loan

2.1

The currency and amount of the Loan under this Agreement shall be RMB 150,000,000.00 (in words: Renminbi One Hundred and Fifty Million).  (In the event of any discrepancy between the amount in words and that in Arabic numerals, the amount in words shall prevail.)

2.2

The Loan term hereunder shall be six years from the actual drawdown date (or the first actual drawdown date in the case of phased drawdown).  The actual drawdown date shall be the date recorded in the IOU (loan certificate) made by and between the Lender and the Borrower.

Article 3

Interest Rate, Interest and Fees

3.1

Determination of RMB Loan Interest Rate

The RMB loan interest rate adopted shall be Item ____ below:

(1)

A fixed interest rate with an annual rate of ____%.  The rate shall remain constant throughout the term of this Agreement.

(2)

A floating interest rate.  The loan interest rate shall be the benchmark interest rate plus the floating margin, where the benchmark interest rate shall be the benchmark lending interest rate as stipulated by the People’s Bank of China on the drawdown date for loans of the corresponding grade with the loan term as agreed in Clause 2.2 and the floating margin shall be 10% above the benchmark rate.  Upon the Borrower’s drawdown of the Loan, the interest rate shall be adjusted every (1/ 3/ 6/ 12) month(s) (hereafter referred to as ‘Period’) and the loan interest for each Period shall be calculated based on the loan interest rate as adjusted and applicable to the corresponding

Period.  The loan interest rate applicable to each Period subsequent to the initial Period shall be determined on the same numerical date in the month of interest rate adjustment as the drawdown date.  If there is not the same numerical date in the month of interest rate adjustment as the drawdown date, the loan interest rate for that Period shall be determined on the last day of that interest rate adjustment month.  Should the Borrower draw down in tranches, the loan interest rate shall be adjusted in the way as described in Item A below:

A.

Regardless of the number of drawdowns made in a Period, the loan interest rate for each drawdown shall be the loan interest rate applicable to that Period as determined on the interest rate determination date of that Period and will be adjusted simultaneously in the following Period.

B.

The interest rate for each drawdown shall be determined and adjusted separately.

(3)

Others: ________________

3.2

Determination of Foreign Currency Loan Interest Rate

The foreign currency loan interest rate adopted shall be Item _____ below:

(1)

A fixed interest rate with an annual rate of ____%.  The rate shall remain constant throughout the term of this Agreement.

(2)

A floating interest rate.  The loan interest rate shall be the benchmark interest rate which is based on __________ (LIBOR/ HIBOR) for _____-month loans plus a margin equal to ____ basis point(s) (i.e. 0.01%).  The margin shall remain constant throughout the term of this Agreement.  Upon the Borrower’s drawdown of the Loan, the benchmark lending rate shall be adjusted in accordance with Item ____ below and the interest for each Period shall be calculated based on the loan interest rate as adjusted and applicable to the corresponding Period:

A.

The benchmark interest rate for each Period shall be adjusted in accordance with the benchmark interest rate applicable to the corresponding Period.  The benchmark interest rate applicable to each Period subsequent to the initial Period shall be determined on the same numerical date in the month of adjustment as the drawdown date.  If there is not the same numerical date in the adjustment month as the drawdown date, the benchmark interest rate for that Period shall be determined on the last day of that adjustment month.  This way of determining the benchmark rate adjustment date shall apply to all the other periods.

B.

The benchmark lending rate shall be adjusted on the first day of each interest period.

(3)

Others: __________________________

3.3

The interest on the Loan under this Agreement shall accrue from the actual drawdown date on a daily basis, and be settled every ___________ (month/quarter/half year).  Upon maturity of the Loan, all outstanding interest shall be paid together with the principal.  The daily interest rate shall be applicable annual interest rate/360.

3.4

Penalty interest will be imposed in addition to the loan interest rate hereunder at _____% on any overdue amount (overdue penalty interest rate) or at _____% on any amount that is used for purposes other than the one set out in this Agreement (misappropriation penalty interest rate).

3.5

In addition to the loan interest, the Borrower shall pay the Lender a commitment fee at _____% per annum on the difference between the loan amount as stipulated in Article 2 and the amount of loan actually drawn (the average daily balance during the billing cycle).  The commitment fee shall be paid to the Lender in accordance with Item _____ below:

(1)

The commitment fee shall be paid in one lump sum on the day when the billing cycle ends.

(2)

After this Agreement has become effective, the commitment fee shall be paid in instalments on the 20th day of each ___________ (month/quarter/half year) until the end of the billing cycle.

The billing cycle refers to the period of time between the day when this Agreement is signed and the day when the last drawdown is made as agreed in Article 4.

In the case where the commitment fee is paid in instalments, the Lender has the right to stop disbursing the Loan or cancel all or part of the amount of the Loan that has not yet been drawn by the Borrower if the Borrower fails to pay the commitment fee as scheduled.

Article 4

Drawdown

4.1

The Borrower shall draw down the Loan according to its actual funding needs and in the manner as stated in Item ______ below:

(1)

The Borrower shall draw down the Loan in a lump sum before ____ (DD) ____ (MM) ____ (YY);

(2)

The Borrower shall draw down the Loan in a lump sum or in tranches between the effective date of this Agreement and 1 (DD) 12 (MM) 2018 (YY);

(3)

The Borrower shall draw down the Loan according to the following schedule.  Should the Borrower need to make changes to the drawdown schedule or amount in view of the progress of its use of the Loan, prior approval of the Lender must be obtained.  However, the Borrower shall draw down the entire amount of the Loan not later than ____ (DD) ____ (MM) ____ (YY).

Drawdown Time	Drawdown Amount

4.2

Should the Borrower fail to make the loan drawdown as scheduled, the Lender shall have the right to cancel all or part of the amount of the Loan that has not yet been drawn by the Borrower.

Article 5

Repayment

5.1

The Borrower shall repay the Loan according to the following repayment schedule (if there is not enough space below, additional pages can be attached):

Repayment Time	Repayment Amount (in RMB 10,000)
6/ 2015	1800
12/ 2015	1800
6/ 2016	1800
12/ 2016	1800
6/ 2017	1800
12/ 2017	1800
6/ 2018	1800
12/ 2018	2400

5.2

Should any one of the following situations occur, the Borrower shall immediately repay the loan upon receipt of the relevant funds, without any compensation to be paid by the Borrower for early repayment caused thereby:

________________________________________________

________________________________________________

5.3

Except for the situations stipulated in Article 5, the Borrower shall have to pay the Lender compensation calculated according to the following formula:

prepayment amount x remaining loan term (months) x _____%

Should the remaining loan term be shorter than one month, it shall still be deemed to be one month.

Article 6

Special Provisions in Relation to Revolving Loans (optional clause: this article is □ applicable/□ not applicable)

The Borrower can cyclically use the Loan under this Agreement over a period of ______________ (half/ 1/ 2/ 3/ 4/ 5) year(s) (hereafter referred to as ‘Individual Loan Period’).  Upon completion of the required procedures, the loan principal not yet repaid in the preceding Individual Loan Period can continue to be used in the following Individual Loan Period.  However, none of the drawdown due dates should exceed the expiry date of the loan term stated in Article 2 above.

Article 7

Guarantee

7.1

The Loan under this Agreement is a guarantee (credit/ guarantee) loan.

7.2

Should the Loan under this Agreement be a secured loan, a separate guarantee agreement should be signed to deal with matters concerning the provision of guarantee.  If the guarantee for the Loan under this Agreement is a guarantee with a maximum secured amount, the relevant guarantee agreement with the maximum secured amount is as follows:

Name of the Guarantee Agreement with the Maximum Secured Amount: Maximum Amount Guarantee Agreement (No: 24060750-2012 (Jinsha) zi0002hao)

Guarantee Provider: Feishang Enterprise Group Co. Ltd.

Article 8

Financial Covenants (optional clause: this article is ☐ applicable/ ☐ not applicable)

Within the term of this Agreement, the Borrower shall comply with the following covenants in relation to financial indicators:

_________________________________________________

_________________________________________________

Article 9

Dispute Resolution

Disputes arising out of or in connection with the Loan Agreement shall be settled in accordance with Item (2) below:

(1)

Disputes shall be submitted to ___________________ Arbitration Commission for arbitration at ____________________ (place of arbitration) in accordance with the arbitration rules of such commission in force upon submission of arbitration application.  The arbitration award shall be final and binding upon both parties.

(2)

Disputes shall be submitted to the court of the place where the Lender is located.

Article 10

Miscellaneous

10.1

This Agreement is made in three copies.  The Borrower, the Lender and the Guarantee Provider each hold one copy with the same legal effect.

10.2

The following appendices and other appendices as confirmed by both parties shall constitute an integral part of this Agreement and have equal legal effect as this Agreement:

Appendix 1: Form of Drawdown Notice

Appendix 2: Entrusted Payment Agreement

Appendix 3:

Article 11

Other Matters Agreed by Both Parties

_________________________________________________

_________________________________________________

_________________________________________________

Section 2

Specific Provisions

Article 1

Interest Rate and Interest

1.1

In the case of foreign currency loans, the LIBOR shall be the interbank offered rate applicable to the currency of the Loan under this Agreement as shown on the “LIBO=” page of the Reuters’ financial messaging terminal at 11:00 am (London time) two banking days prior to the drawdown date or the benchmark interest rate adjustment date; the HIBOR shall be the interbank offered rate applicable to Hong Kong Dollar as shown on the “HIBO=” page of the Reuters’ financial messaging terminal at 11:15 am (Hong Kong time) two banking days prior to the drawdown date or the benchmark interest rate adjustment date.

1.2

If interest is settled on a monthly basis, the settlement date shall be the 20th day of each month; if interest is settled on a quarterly basis, the settlement date shall be the 20th day of the last month of each quarter; and if interest is settled on a half-year basis, the settlement date shall be June 20 and December 20 of each year.

1.3

The first interest period shall commence on the actual drawdown date and end on the first interest settlement date; the last interest period shall commence the day after the end of the preceding interest period and end on the final repayment date; each of the other interest periods shall commence the day after the end of the preceding interest period and end on the next interest settlement date.

1.4

If the Loan under this Agreement adopts a floating interest rate, the interest rate will continue to be adjusted in accordance with the original adjustment rules after the Loan is overdue.

1.5

If the People's Bank of China adjusts the method of determining the loan interest rates that is applicable to the Loan under this Agreement, relevant adjustments shall be made in accordance with the related regulations of the People's Bank of China.  There is no need for the Lender to inform the Borrower of the adjustments.

1.6

If it is confirmed when signing this Agreement that the loan interest rate shall be the corresponding benchmark interest rate as announced by the People’s Bank of China minus some percentage, the Lender has the right to re-assess the interest rate concessions offered to the Borrower every year based on the state policy, the Borrower’s credit condition, changes in the loan guarantee, etc. and decide for itself whether to cancel all or part of the interest rate concessions offered to the Borrower as well as giving prompt notice to the Borrower.

Article 2

Disbursement and Payment of Loan

2.1

The Borrower shall satisfy all the conditions precedent to drawdown as stipulated in this Agreement upon drawdown of the funds, otherwise the Lender has no obligation to disburse any loan funds to the Borrower, unless otherwise agreed by the Lender.

2.2

Conditions precedent to the first drawdown are as follows:

(1)

The project as contemplated in this Agreement has obtained consents or approvals from the relevant state authorities, or been filed; (those which do not need to gain consents, approvals or filings prior to loan disbursement according to the relevant regulations are exceptions);

(2)

The project capital or other funds that need to be raised have been fully in place in accordance with the prescribed time and proportion;

(3)

Except for unsecured loans, the Borrower has provided guarantee as required by the Lender  and completed the relevant formalities for the provision of such guarantee;

(4)

A drawdown notice has been submitted to the Lender pursuant to the provisions of this Agreement;

(5)

Other information required by the Lender has been submitted.

2.3

In addition to fulfilling the conditions precedent to the first drawdown, the following conditions precedent to drawdown should also be satisfied before each drawdown:

(1)

If the project capital has to be in place in phases, the project capital pro rata with the proposed loan for that phase has been fully in place;

(2)

There are no cost overruns or the cost overruns have been covered by self-raised funds;

(3)

The project has been progressing according to plan and the progress of the project is in proportion to the invested amount;

(4)

There is no event of default occurring under this Agreement or any other agreements signed with the Lender;

(5)

The purpose of loan as stated in the supporting documents provided by the Borrower is consistent with the purpose as agreed hereunder.

2.4

All written documents provided by the Borrower to the Lender for drawdown shall be originals.  If no originals are available, the Borrower may, upon consent of the Lender, provide photocopies affixed with the Borrower’s company seal.

2.5

When making a drawdown request, he Borrower shall submit a drawdown notice to the Lender at least 5 banking days prior to the proposed drawdown date.  Once submitted, the drawdown notice shall be irrevocable unless otherwise agreed by the Lender in writing.

2.6

Upon the Lender’s approval of the Borrower’s drawdown request, the Lender shall advance loan proceeds into a designated account of the Borrower and this shall be deemed to be loan disbursement by the Lender to the Borrower pursuant to this Agreement.

2.7

In accordance with the relevant regulatory requirement and the management requirement of the Lender, a loan exceeding certain value or meeting certain other conditions shall be subject to the entrusted payment arrangement, where the Lender will, in accordance with the drawdown request and payment entrustment issued by the Borrower, disburse the loan proceeds to the relevant payees to pay for transactions that are in line with the purpose stipulated in this Agreement.  For this purpose, the Borrower shall enter into an entrusted payment agreement with the Lender, which shall be attached hereto as an appendix, and shall open an account with the Lender or designate a special account for such entrusted payment.

Article 3

Repayment

3.1

The Borrower shall fully repay the principal, interest and other amounts payable in accordance with the amount and schedule as required under this Agreement.  The Borrower shall deposit sufficient funds to repay the principal, interest and other amounts to be due on that repayment date or interest settlement date into the repayment account the Borrower opened with the Lender one banking day prior to that repayment date and each interest settlement date.  The Lender is entitled to transfer an amount equal to the principal, interest and other amounts payable out of that repayment account on that repayment date or interest settlement date without further instruction from the Borrower, or require the Borrower to cooperate in completing relevant formalities for such transfer.  If the balance of the repayment account is not sufficient to pay all amounts payable by the Borrower in whole, the Lender may decide the priority sequence of each item to be settled.

3.2

If the Borrower applies for prepayment of all or part of the Loan, it shall submit a written application to the Lender for its approval 10 banking days in advance and pay the Lender compensation as agreed hereunder.

3.3

If the Lender approves a prepayment, the Borrower shall fully pay on the prepayment date all principal, interest and other amounts due and payable as of that prepayment date hereunder.

3.4

The applicable interest rate grade (based on the loan term) will not change if the actual loan term is shortened owing to prepayment by the Borrower or early repayment required by the Lender in accordance with this Agreement.

Article 4

Revolving Loan

4.1

If the Loan under this Agreement is a revolving loan facility, the first Individual Loan Period shall commence on the first drawdown date and the second Individual Loan Period shall begin on the date numerically corresponding to the first drawdown date in the month when the first Individual Loan Period expires.  If there is not a date numerically corresponding to the first drawdown date in the first month of a particular Individual Loan Period, the last day of that month shall be the corresponding date.  The same applies when determining the starting date of each Individual Loan Period.  Once an Individual Loan Period is determined, it shall not be changed without the Lender’s consent.

4.2

The loan balance of each Individual Loan Period after the first Individual Loan Period shall not exceed the loan balance of the preceding Individual Loan Period.  Upon expiration of each Individual Loan Period, the Borrower shall repay the loan in accordance with the agreed repayment plan.  The loan drawn in each Individual Loan Period cannot be reused.

4.3

If the RMB revolving loan adopts a floating interest rate, the benchmark interest rate shall be the benchmark lending rate as stipulated by the People’s Bank of China for loans of the grade corresponding to the Individual Loan Period.

Article 5

Guarantee

5.1

Except for unsecured loans, the Borrower shall provide legal and effective guarantee acceptable to the Lender for its performance of its obligations hereunder.  A guarantee agreement will be entered into separately.

5.2

The Borrower shall promptly notify the Lender of any damage, depreciation, title dispute, seizure or attachment of the collateral hereunder, or unauthorized disposal of the collateral by the mortgagor, or any adverse change to the guarantor’s financial condition, or any other adverse change to the claims of the Lender, and provide other guarantee that is acceptable to the Lender.

5.3

Where the Loan under this Agreement is secured by a pledge over accounts receivable, the Lender is entitled to declare an acceleration of the Loan and require the Borrower to immediately repay all or part of the principal and interest, or provide additional legal, effective and sufficient guarantee acceptable to the Lender, if any of the following events occurs within the term of this Agreement:

(1)

The bad debt ratio in relation to accounts receivable by the pledgor from the payer of such accounts receivable has risen for two consecutive months;

(2)

The accounts receivable that are due but not recovered by the pledgor from the payer of such accounts receivable constitute at least 5%of the total outstanding accounts receivable to be paid by such payer to the pledgor;

(3)

Any trade disputes (including without limitation disputes over quality, technology or service) or debt disputes arise between the pledgor of the accounts receivable and relevant payer or other third party, which may prevent the accounts receivable from being settled when they become due.

Article 6

Insurance

6.1

The Borrower shall take out an insurance policy in compliance with the requirement of the Lender with an insurer approved by the Lender against loss of or damage to the equipment in relation to the project under this Agreement as well as all risks which may arise during the course of construction, goods transportation, infrastructure development and operation of the project for an amount that is enough to cover the loan risk.

6.2

While this Agreement is in effect, the Borrower may not discontinue the insurance for any reason.  Should the Borrower discontinue the insurance policy, the Lender shall have the right to renew the insurance policy or take out a policy on behalf of the Borrower at the Borrower’s expense.  If the Borrower and related parties make substantive changes to or initiate early termination of the insurance policy, they should notify the Lender and obtain its consent 30 days in advance.  Otherwise, the Borrower shall be liable to any loss incurred by the Lender as a result of the discontinuance or termination of, or changes made to the insurance policy.

6.3

It should be noted on the insurance policy that the Lender shall be the first loss payee (the first beneficiary) in the event of payment being made under the policy in relation to the insured risk and the insurer shall make payment in respect of a claim under the policy directly to the Lender.  There shall not be any clauses restricting the Lender’s rights and interests in the insurance policy.

6.4

The Borrower shall notify the Lender in writing within 3 days from the date it knows or ought to know the occurrence of an insured event and file a timely claim against the insurer in accordance with the provisions of the insurance policy.  The insurance proceeds or compensation shall be used to prepay the Loan under this Agreement, or, upon the Lender’s approval, restore the value of the project, or be deposited into the Lender’s designated account as guarantee for the Borrower’s payment of the debt under this Agreement.

Article 7

Representations and Warranties

The Borrower makes the following representations and warranties to the Lender and these representations and warranties shall remain valid and effective within the term of this Agreement:

7.1

The loan project and the borrowing in connection with it comply with the legal requirements;

7.2

It is eligible to act as a borrower and has all qualifications and capacity to enter into and perform this Agreement;

7.3

All authorizations or approvals needed to enter into this Agreement have been under other agreements;

7.4

Its other debts have been repaid when they become due and it has not maliciously defaulted on its loan principal or interest repayments;

7.5

It has a well-established organizational structure and financial management system.  There was not any material violation of regulations or disciplines during its production and operation in the past year.  There have been no records of serious misconduct by the current senior management;

7.6

All the documents and information submitted to the Lender are true, accurate, complete and valid, and there exist no false records, gross omission or misleading statements.

7.7

The financial and accounting reports submitted to the Lender are prepared in accordance with the PRC accounting laws, regulations and standards, giving a true, fair and complete representation of the operation and indebtedness status of the Borrower.  There has been no material adverse change in the financial condition of the Borrower since the date of the latest financial and accounting report.

7.8

No litigation, arbitration or claim involving the Borrower has been concealed from the Lender.

Article 8

Undertakings of the Borrower

8.1

The Borrower shall draw down and use the loan in accordance with the schedule and purpose stipulated in this Agreement.  No loan proceeds shall be used for investment in securities or futures market in any form, or any other purposes prohibited or restricted by applicable laws and regulations.

8.2

The Borrower shall fully settle the principal, interest and any other amounts payable pursuant to this Agreement.

8.3

The Borrower shall accept and actively cooperate with the Lender in its examination and supervision of the usage of the loan proceeds including the purpose of the loan by account analysis, certificate inspection, field investigation, etc., and report periodically on the usage of the loan proceeds as required by the Lender.

8.4

The Borrower shall accept the credit inspection and supervision of the Lender, submit financial documents including balance sheets and income statements and other documents that reflect the Borrower’s ability to repay its debts as requested by the Lender, and actively assist and cooperate with the Lender in investigating, understanding and supervising its production, operation and financial condition.

8.5

The Borrower shall not distribute any dividends or profit in any form before full settlement of the principal, interest and other amounts payable in relation to the Loan under this Agreement.

8.6

Without the prior written consent of the Lender or any arrangements made to the satisfaction of the Lender for the pursuit of claims by the Lender, the Borrower shall not undertake amalgamation, spin-off, capital reduction, equity transfer, material external investment, substantial increase in debt financing, transfer of material assets and claims and other acts which may adversely affect the rights and interests of the Lender.

8.7

The Borrower shall promptly notify the Lender upon occurrence of any of the following events:

(1)

change of the articles of association, business scope, registered capital, legal representative;

(2)

winding up, dissolution, liquidation, stopping business for rectification, cancellation or revocation of business licence, (being filed) filing for bankruptcy, etc.;

(3)

being or may be involved in material economic disputes, litigation or arbitration; or property being sealed off, seized, or monitored;

(4)

shareholders, directors and existing senior management being suspected of being involved in material cases or economic disputes.

8.8

The Borrower shall disclose its relationship with related parties and related transactions to the Lender promptly, completely and accurately.

8.9

The Borrower shall promptly confirm receipt of all notices sent by the Lender by post or any other means.

8.10

The Borrower shall not dispose of its own assets in a way that will reduce its repayment capability; without the written approval of the Lender, the Borrower shall not provide guarantee for a third party with the assets generated from the Loan under this Agreement.

8.11

If the Loan under this Agreement is an unsecured loan, the Borrower shall make complete, true and accurate disclosure to the Lender of all securities it has provided for others periodically, and enter into an account supervision agreement as requested by the Lender.  If any provision of guarantee may affect its performance of obligations under this Agreement, the Borrower shall obtain the written consent of the Lender.

8.12

The Borrower shall support the Lender’s participation in the supervision of the 3 stages of the project budgeting (budget estimate at the initial planning stage, budget execution at the construction stage, budget evaluation at the completion stage), project tendering, final construction inspection, etc.

8.13

The Borrower shall bear the expenses incurred by the Lender in pursuing its claims hereunder, including without limitation attorney’sfee, appraisal  fee, auction fee, etc.

8.14

The debt hereunder shall have a higher debt repayment priority than the debts the Borrower owes to its shareholders and at least bear comparison with the debts of the same kind owed by the Borrower to other creditors.

8.15

The Borrower shall strengthen its environmental and social risk management and accept the Lender’s supervision and inspection in that connection.  Upon the Lender’s request, the Borrower shall furnish the Lender with an environmental and social risk report.

Article 9

Undertakings of the Lender

9.1

The Lender shall advance the loan to the Borrower pursuant to this Agreement.

9.2

The Lender shall keep the non-public materials and information provided by the Borrower confidential, unless otherwise required by applicable laws and regulations or agreed hereunder.

Article 10

Default

10.1

The Borrower shall be in default upon occurrence of any of the following events:

(1)

The Borrower fails to repay the principal, interest and other amounts payable in relation to the Loan hereunder in accordance with this Agreement, or fails to perform its obligations hereunder, or breaches any of its representations, warranties or undertakings hereunder;

(2)

The Borrower fails to provide other guarantee acceptable to the Lender when there are changes in the guarantee provided hereunder which may adversely affect the Lender’s claims;

(3)

The Borrower fails to settle any other debts when they are due (including those whose maturity is accelerated), or in default or breach of any of its obligations under other agreements, which has affected or may affect its performance of its obligations under this Agreement;

(4)

The Borrower’s ability to make profit, repay debts or operate its business, or its financial indicators such as cash flow do not comply with the agreed standard or have been deteriorating, which has affected or may affect its performance of its obligations under this Agreement;

(5)

There is a material adverse change in the Borrower’s ownership structure, production and operation, external investment, etc., which has affected or may affect its performance of its obligations under this Agreement;

(6)

The Borrower gets or may get involved in material economic disputes, litigation or arbitration, or its asset is sealed off, seized or enforced by execution, or the judiciary authority or administrative authorities are investigating or taking punitive measures against the Borrower according to law, or there are media reports about its violation of relevant regulations or state policies, thus or possibly affecting its performance of its obligations under this Agreement;

(7)

The main individual investors or key management personnel of the Borrower disappear, are changed abnormally, or being investigated or their freedom being limited by the judiciary authority according to law, thus or possibly affecting its performance of the its obligations under this Agreement;

(8)

The Borrower obtains funds or credit facilities from the Lender by using false contracts between the Borrower and its related party or transactions that do not actually exist, or intentionally evades or invalidates the Lender’s claims through these related transactions;

(9)

The Borrower is or may be under winding-up, dissolution, liquidation, suspension of business for rectification, or its business licence has been or may be revoked or cancelled, or it has filed or been filed, or may file or be filed for bankruptcy;

(10)

Accidents and material environmental and social risks caused by Borrower’s breach of laws and regulations, and regulatory requirements in relation to food safety, production safety, environmental protection and other environmental and social risk management, or its non-compliance with industrial standards have adversely affected or may adversely affect its performance of its obligations under this Agreement;

(11)

The project capital is not in place according to plan or in proportion, or is not supplemented within the time limit prescribed by the Lender;

(12)

The project construction is not completed in accordance with schedule, or there is a material adverse change in the project construction and operating environment;

(13)

Where the Loan under this Agreement is an unsecured loan, the Borrower’s credit rating, profitability, asset liability ratio, net cash flow in operating activities, etc. do not comply with the Lender’s grant requirements for unsecured loans, or the Borrower creates mortgage or pledge over its effective operation assets or provides guarantee for others without the written consent of the Lender, which has affected or may affect its performance of its obligations under this Agreement;

(14)

Other events that may adversely affect the Lender’s pursuit of its claims hereunder occur.

10.2

If the Borrower is in default, the Lender may take any one or more of the following measures:

(1)

requiring the Borrower to rectify the event of default within a designated period;

(2)

ceasing to advance the loans and other amounts to the Borrower in accordance with this Agreement or any other agreements between the Lender and the Borrower, and cancelling all or part of the loan or other amounts which the Borrower has not drawn;

(3)

declaring all outstanding loans and other amounts under this Agreement or any other agreements between the Lender and the Borrower to be due and payable immediately;

(4)

demand compensation from the Borrower for the losses incurred by the Lender as a result of the Borrower’s default;

(5)

other measures that are set out under applicable laws and regulations, agreed under this Agreement or deemed necessary by the Lender.

10.3

Should the Borrower fail to repay any loan when due (including those declared immediately due), the Lender is entitled to impose penalty interest on the Borrower at the overdue penalty interest rate as agreed in this Agreement from the day immediately following the due date.  Compound interest will accrue at the overdue penalty interest rate on any interest that the Borrower fails to pay when due.

10.4

Should the Borrower fail to use the loan for the purpose as agreed in this Agreement, the Lender is entitled to impose penalty interest on the misappropriated part of the loan at the misappropriation penalty interest rate as agreed in this Agreement from the day of misappropriation.  When the loan is being misappropriated, compound interest will accrue at the misappropriation penalty interest rate on any interest that the Borrower fails to pay when due.

10.5

If both penalty interest rates under Clauses 10.3 and 10.4 are applicable to the Borrower, the higher one shall apply.  These two types of penalty interest shall not be applied at the same time.

10.6

The Lender may make a public announcement in the media to demand repayment if the Borrower fails to repay any principal, interest (including penalty interest and compound interest) or any other amounts as scheduled.

10.7

Should the control relationship between the Borrower and its related parties be changed, or any of the events under Clause 10.1 (excluding Clauses 10.1(1) and (2)) happen to any of the Borrower’s related parties, which has affected or may affect the Borrower’s performance of its obligations under this Agreement, the Lender may take all the measures as set out under this Agreement.

Article 11

Deduction and Setoff

11.1

If the Borrower fails to repay any debts hereunder when due (including those declared immediately due) in accordance with this Agreement, the Lender is entitled to deduct the relevant amount from all the RMB and foreign exchange accounts opened by the Borrower with the Lender or any other branch offices of Industrial and Commercial Bank of China to set off such debts until all the Borrower’s debts hereunder are fully settled.

11.2

If the currency of the deducted amount is different from that of the Loan under this Agreement, the amount will be converted in accordance with the applicable exchange rate published by the Lender on the date of such deduction.  The Borrower shall bear all the interest and other expenses incurred between the deduction date and the actual settlement date (i.e. the date when the debts hereunder are actually settled after the Lender converts the deducted amount into the currency of the Loan under this Agreement in accordance with the applicable state exchange control policies) as well as the difference caused by the fluctuation of exchange rate during such period.

11.3

If the amount deducted by the Lender is insufficient to repay all debts owed by the Borrower, the Lender may decide the priority sequence of each item to be settled.

Article 12

Transfer of Rights and Obligations

12.1

The Lender may transfer all or part of its rights under this Agreement to a third party without the Borrower’s consent.  The Borrower may not transfer any of its rights or obligations under this Agreement without the written consent of the Lender.

12.2

The Borrower acknowledges that the Lender or Industrial and Commercial Bank of China Ltd. (“ICBC”) may, based on the operation and management requirements, authorize or appoint another branch office of ICBC to perform its rights and obligations under this Agreement, or transfer the loan claims hereunder to another branch office of ICBC.  Such transfer by the Lender does not require further consent of the Borrower.  The branch office of ICBC to which the Lender’s claims have been transferred is entitled to exercise all the rights under this Agreement, and initiate litigation or arbitration, or apply for enforcement in its own name in the event of any dispute arising in connection with this Agreement.

Article 13

Effectiveness, Amendment and Termination

13.1

This Agreement shall take effect upon signing it and end upon the date when all the Borrower’s obligations under this Agreement are fully performed.

13.2

This Agreement can be altered and amended in written form through negotiations of the Parties.  Amended clauses or agreement shall constitute an integral part of this

Agreement and have the same legal effect as this Agreement.  Except for the amended clauses, the rest of this Agreement shall remain effective.  The original clauses of this Contract which are to be amended shall remain effective until the relevant amendments take effect.

13.3

Amendments to or termination of this Agreement shall not prejudice any contracting parties’ right to claim compensation for loss.  The dispute resolution clause of this Agreement shall survive termination of this Agreement.

Article 14

Governing Law and Dispute Resolution

The execution, validity, interpretation, performance and dispute resolution of this Agreement shall be governed by the PRC law.  All disputes and controversies arising from or in connection with this Agreement shall be solved by the contracting parties through negotiations.  Should negotiations fail, they should be resolved in accordance with the methods as agreed in this Agreement.

Article 15

Entire Agreement

Section 1 (General Provisions) and Section 2 (Specific Provisions) of this Agreement shall constitute a complete “Fixed Asset Loan Agreement”, and the same terms used in both sections shall have the same meaning.  Both of the aforesaid sections are applicable to the Loan granted to the Borrower hereunder.

Article 16

Notices

16.1

All notices hereunder shall be sent in the form of writing.  Unless otherwise agreed, the address of each Party as stated in this Agreement will be its address for communication and contact.  Should there be any change in the contact address or other contact details of either party, the party concerned shall promptly notify the other Party of such change in writing.

16.2

If either Party refuses to confirm receipt of a notice or a notice is otherwise unable to be delivered, the Party sending such notice may serve such notice by means of notarization or public announcement.

Article 17

Miscellaneous

17.1

Failure to exercise, partial exercise or delay in exercise by the Lender of any of its rights under this Agreement will not constitute waiver of or amendment to such rights or any other rights, nor will it affect the Lender’s further exercise of such rights or any other rights.

17.2

Invalidity or unenforceability of any provisions hereof will not affect the validity or enforceability of any other provisions hereof or the validity of the whole Agreement.

17.3

If so required by applicable laws, regulations, or other financial regulatory authorities, the Lender may provide the information related to this Agreement and other information related to the Borrower for the credit information database of the People’s Bank of China or other credit database created in accordance with laws for duly qualified institutions or individuals to check or use.  The Lender may also seek information related to the Borrower by using the credit information database of the People’s Bank of China or other credit database created in accordance with laws for the purpose of execution and performance of this Agreement.

17.4

The terms used in this Agreement including “related parties”, “relationship with related parties”, “related transactions”, “major individual investors” and “key management personnel” shall have the same meaning as the same terms used in the Accounting Standard for Business Enterprises No36 – Disclosure of Related Parties (Cai Kuai ﹝2006﹞No.3) issued by the Ministry of Finance of the People’s Republic of China and its amendments.

17.5

The environmental and social risks mentioned in this Agreement refer to the damage that may be done to the environment and society during the construction, production and operating activities of the Borrower and its major related parties, and other related risks, including those environmental and social problems in relation to energy consumption, pollution, land, health, safety, resettlement, ecosystem conservation, climate change, etc.

17.6

The documents and vouchers prepared and retained by the Lender in relation to the Loan under this Agreement in accordance with its business practice shall constitute valid proof of the debt relationship between the Borrower and the Lender, and shall be binding upon the Borrower.

17.7

In this Agreement, (1) any reference to this Agreement shall include all amendments and supplements to this Agreement; (2) the headings are for convenience of reference only, are not part of this Agreement and do not affect its interpretation or place any restrictions on the contents or scope of provisions under them; and (3) if the drawdown date or repayment date falls on a non-banking day, it shall be postponed to the banking day immediately following that non-banking day.

The Parties hereby confirm that the Lender and the Borrower have fully negotiated all the terms under this Agreement.  The Lender has drawn the Borrower’s special attention to all the terms in relation to the rights and obligations of each Party, asked the Borrower to fully and accurately understand all such terms, and upon the Borrower’s request, given an explanation of the relevant terms.  The Borrower has carefully read and fully understood all the contractual terms (including Section 1 (General Provisions) and Section 2 (Specific Provisions)).  The Borrower’s understanding of this Agreement is consistent with that of the Lender and the Parties have no dispute over the terms of this Agreement.

Lender: /s/ The Jinsha Sub-branch of Industrial and Commercial Bank of China Ltd.

Person-in-charge/ Authorized representative: /s/ Huang Xiuquan

Borrower: /s/ Guizhou Dayun Mining Co. Ltd.

Legal representative/ Authorized representative: /s/ Zhang Xiaoning

Date: _17_ (DD) _12_ (MM) _2012_ (YY)